                    AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland
that:

         FIRST: The Corporation is registered as an open-end company under the
Investment Company Act of 1940.

         SECOND: Pursuant to authority expressly vested in the Board of
Directors of the Corporation by Section 2-605(a)(4) of the Maryland General
Corporation Law, the Board of Directors of the Corporation has renamed the duly established and allocated series of the Corporation's stock as follows:

        New Series Name                              Prior Series Name
        ---------------                              -----------------
        Large Company Value Fund                     Large Cap Value Fund

The name change shall be effective on July 31, 2002.

         THIRD: The Board of Directors of the Corporation duly adopted resolutions renaming the Series, as set forth in Article SECOND.

         FOURTH: Except as otherwise provided by the express provisions of these
Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FIFTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and
is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         IN WITNESS WHEREOF, AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. has
caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant
Secretary on this 12th day of July, 2002.

                                            AMERICAN CENTURY
ATTEST:                                     CAPITAL PORTFOLIOS, INC.

/s/Anastasia H. Enneking                          /s/Charles A. Etherington
Name:  Anastasia H. Enneking                      Name:   Charles A. Etherington
Title: Assistant Secretary                        Title:  Vice President

         THE UNDERSIGNED Vice President of AMERICAN CENTURY CAPITAL PORTFOLIOS,
INC., who executed on behalf of said Corporation the foregoing Articles
Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing
Articles Supplementary to the Charter to be the corporate act of said
Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

Dated:  July 12, 2002                     /s/Charles A. Etherington
                                          Charles A. Etherington, Vice President